Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169535

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

SUPPLEMENT NO. 16 DATED JUNE 19, 2012

TO THE PROSPECTUS DATED DECEMBER 6, 2011

This document supplements, and should be read in conjunction with, the prospectus of Cole Real Estate Income Strategy (Daily NAV), Inc. dated December 6, 2011, Supplement No. 10, dated April 12, 2012, which superseded and replaced all previous supplements to the prospectus, Supplement No. 11, dated May 1, 2012, Supplement No. 12, dated May 2, 2012, Supplement No. 13, dated May 2, 2012, Supplement No. 14, dated May 18, 2012 and Supplement No. 15, dated June 1, 2012. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)	an update to the suitability standards of our offering;

(2)	updates to the following sections of the prospectus: “Suitability Standards,” “Investment Objectives, Strategy and Policies,” “Management – Board of Directors” and “Share Purchases and Redemptions”; and

(3)	updates to our form of subscription agreement, our form of additional subscription agreement and our form of systematic investment program agreement.

Suitability Standards

The following disclosure replaces the paragraph captioned “Iowa and Ohio” in the section captioned “Suitability Standards” on page i of the prospectus.

Iowa: Investors may not invest, in the aggregate, more than 10% of their liquid net worth in us and all of our affiliates.

The following disclosure is added following the paragraph captioned “North Dakota” in the section captioned “Suitability Standards” on page i of the prospectus.

Ohio: Investors may not invest in the aggregate more than 10% of their liquid net worth in our shares, our affiliates, and in other non-traded real estate investment programs. “Liquid net worth” means that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Investment Objectives, Strategy and Policies

The following disclosure replaces the caption “Our Competitive Strengths” and the first paragraph under “Our Competitive Strengths” on page 64 of the prospectus:

Our Potential Competitive Strengths

We believe that we will be able to distinguish ourselves from other owners, operators, acquirers and developers of commercial properties. We believe our long-term success will be supported through the following potential competitive strengths:

The following disclosure adds a new paragraph at the end of the disclosure under the caption “Our Potential Competitive Strengths” on page 65 of the prospectus:

While we believe that these factors will help distinguish us from our competitors and contribute to our long-term success, there is no guarantee that they will provide us with any actual competitive advantages.

Management – Board of Directors

The following paragraph replaces the fifth paragraph on page 90 of the prospectus.

Any vacancy created by the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors. Any vacancy created by an increase in the number of directors must be filled by an affirmative vote of the board of directors, including a majority of the independent directors. Independent directors shall nominate replacements for vacancies in the independent director positions or to fill newly-created independent director positions. If at any time there are no directors in office, successor directors shall be elected by the stockholders. Each director will be bound by our charter and bylaws.

Share Purchases and Redemptions

The following disclosure replaces the final paragraph under the caption “Share Purchases and Redemptions – Buying Shares – Systematic Investment Program” on page 176 of the prospectus:

You may terminate your participation in the systematic investment program at any time by providing us with written notice.

The form of Subscription Agreement included as Appendix B to the prospectus, the form of Additional Subscription Agreement included as Appendix C to the prospectus and the form of Systematic Investment Program Agreement included as Appendix D to the prospectus are hereby superseded and replaced with the following form of Subscription Agreement, form of Additional Subscription Agreement and form of Systematic Investment Program Agreement.

APPENDIX B

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.	REAL ESTATE INVESTMENTS®

INITIAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653

A  INVESTMENT (a separate Initial Subscription Agreement is required for each initial investment)

Investors should not sign this Initial Agreement for the offering unless they have received the current final Prospectus.

1.	This subscription is in the amount of $ ☐ Check if amount is estimated

☐ Initial Subscription (minimum $2,500)
☐ Additional Subscription (complete all sections except for B and D or complete the separate simplified Additional Subscription Agreement)

Existing Cole Account Number

2.	Payment will be made with: ☐ Enclosed check ☐ Funds wired ☐ Funds to follow

☐ ACH

☐ Checking ☐ Savings
Financial Institution

Routing/Transit No.	Account No.

B TYPE	OF REGISTRATION (please complete either section 1 or 2 but not both, and section 3, if applicable)

1.	Non-Qualified Registration
☐ Individual Ownership (one signature required)
☐ Joint Tenants with Right of Survivorship (all parties must sign)
☐ Community Property (all parties must sign)
☐ Tenants-in-Common (all parties must sign)
☐ Transfer on Death (fill out TOD Form to effect designation)
☐ Uniform Gifts to Minors Act or Uniform Transfer to Minors Act

(UGMA/UTMA adult custodian signature required)
State of _______________________________________
Custodian for __________________________________
☐ Corporate Ownership (authorized signature and Corporate
Resolution or Cole Corporate Resolution Form required)
☐ S-corp ☐ C-corp (will default to S-corp if nothing is marked)
☐ Partnership Ownership (authorized signature and Partnership paperwork or Cole Corporate Resolution Form required)
☐ LLC Ownership (authorized signature and LLC paperwork or Cole Corporate Resolution Form required)
☐ Taxable Pension or Profit Sharing Plan
(authorized signature and Plan paperwork required)
☐ Trust (trustee or grantor signatures and trust documents or
Cole Trustee Certification of Investment Power required)

Type of Trust: (Specify i.e., Family, Living, Revocable, etc.)

Name of Trust

Date of Trust                                             Tax ID # (if applicable)

☐  Other (specify)

2.	Qualified Registration (make check payable to the Custodian)
☐ Traditional IRA
☐ Roth IRA
☐ Keogh Plan
☐ Simplified Employee Pension/Trust (S.E.P.)
☐ Pension or Profit Sharing Plan (exempt under 401(a))
☐ Non-custodial ☐ Custodial
☐ Other (specify)

3.	Custodian or Clearing Firm/Platform Information (send all paperwork directly to the Custodian or Clearing Firm/Platform)

    Name

    Street/PO Box

    City                                 State                            Zip

    Custodian Tax ID # (provided by Custodian)

    Custodial or Clearing Firm/Platform Account #

C	REGISTRATION INFORMATION (or Trustees if applicable)

Investor Name	Co-Investor Name (if applicable)

Mailing Address	Mailing Address

City State Zip	City State Zip

Phone Business Phone	Phone Business Phone

Email Address	Email Address

SSN or Tax ID Date of Birth	SSN or Tax ID Date of Birth

☐ Cole Employee or Affiliate
Street Address (if different from mailing address or mailing address is a PO Box)

City State Zip

D	DISTRIBUTION INSTRUCTIONS (will default to Address of Record or Custodian or Clearing Firm/Platform if nothing is marked)

FOR CUSTODIAL OR CLEARING FIRM/PLATFORM ACCOUNTS:

☐ Custodian or Clearing Firm/Platform of Record
☐ Reinvest pursuant to Distribution Reinvestment Plan

FOR NON-CUSTODIAL OR NON-CLEARING FIRM/PLATFORM ACCOUNTS:

☐ Mail to Address of Record
☐ Reinvest pursuant to Distribution Reinvestment Plan
☐ Direct Deposit

☐ Checking ☐ Savings
Financial Institution

Routing/Transit No.	Account No.
☐ Checkif banking information is same as provided in Section A-2
☐ Mail to Brokerage Account or Third Party

Payee Name	Mailing Address

Account No.	City State Zip

By signing this agreement, I authorize Cole Real Estate Income Strategy (Daily NAV), Inc. to deposit distributions into the account specified in Section D, and to debit that account in the amount of any distribution deposited in error. If I withdraw deposits made in error, I authorize Cole Real Estate Income Strategy (Daily NAV), Inc. to retain future distributions until the erroneous deposits are recovered. This authorization is effective until terminated in writing by either party.

E  INVESTOR(S) SIGNATURES (Investor(s) must initial each of sections 1-6 and those sections of 7-14 as appropriate)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

INVESTOR  |  CO-INVESTOR

|	1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of Cole Real Estate Income Strategy (Daily NAV), Inc. (Cole Income NAV) at least five business days before signing this Subscription Agreement.
|	2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.
|	3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).
|	4. I (we) acknowledge that this investment is not guaranteed, and may lose value.
|	5. I (we) acknowledge that distributions are not guaranteed.
|	6. I (we) acknowledge that the shares are not liquid.

|	7. For Alabama residents: My (our) liquid net worth is at least 10 times my (our) investment in Cole Income NAV and similar programs.
|	8. For Arkansas residents: By signing below, you are not representing that you have read or understand this agreement.
|	9. For California residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment in Cole Income NAV does not exceed ten percent (10%) of my (our) net worth.
|	10. For Iowa residents: My (our) investment in Cole Income NAV and its affiliates does not exceed 10% of my (our) liquid net worth.
|	11. For Kansas and Massachusetts residents: I (we) acknowledge that it is recommended that I (we) should invest no more than 10% of my (our) “liquid net worth” (as defined in the Prospectus for Kansas and Massachusetts investors) in Cole Income NAV and the securities of similar direct participation programs.
|	12. For Kentucky, Michigan, Oregon and Pennsylvania residents: My (our) liquid net worth is at least 10 times my (our) maximum investment in Cole Income NAV.
|	13. For Maine residents: I (we) either: (i) have a net worth of at least $250,000, or (ii) have an annual gross income of at least $70,000 and a minimum net worth of $70,000. In addition, my (our) investment in Cole Income NAV and its affiliates does not exceed ten percent (10%) of my (our) liquid net worth.
|	14. For Nebraska residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in Cole Income NAV does not exceed 10% of my (our) net worth.
|	15. For New Mexico residents: My (our) aggregate investment in shares of the Cole Income NAV and its affiliates does not exceed ten percent (10%) of my (our) liquid net worth.
|	16. For North Dakota residents: My (our) liquid net worth is at least ten times my (our) investment in Cole Income NAV and its affiliates.
|	17. For Ohio residents: My (our) investment in Cole Income NAV, its affiliates and other non-traded real estate investment programs does not in the aggregate exceed 10% of my (our) liquid net worth. “Liquid net worth” means that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.
|	18. For Tennessee residents: I (we) have (excluding the value of my (our) home, home furnishings and automobiles) either (i) a minimum net worth of at least $500,000, or (ii) an annual gross income of at least $100,000 and a minimum net worth of at least $100,000.
|	19. For Texas residents: I (we) have had (excluding the value of the my (our) home, home furnishings and automobiles), during the last tax year, or I (we) estimate that I (we) will have during the current tax year, (a) a minimum net worth of $100,000 and a minimum annual gross income of $100,000, or (b) a minimum net worth of $500,000.

☐  By checking here I confirm I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. If I decide later that I want to receive documents in paper, I can contact Cole Investor Services at 1-800-907-2653

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

You should not invest in Cole Income NAV unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in Cole Income NAV. In deciding to invest in Cole Income NAV, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. Cole Income NAV and each person selling shares of Cole Income NAV common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives. In no event may we accept a subscription of shares until at least five business days after the date on which the subscriber receives the final prospectus. You will receive a confirmation of your purchase.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature Date	Custodial Signature Date

Co-Investor’s Signature Date

F	REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by selling RIA Representative)

1.		2.
	Name of RIA Representative		Name of RIA Firm

SEC Registered RIA ☐ Yes ☐ No State Registered RIA ☐ Yes ☐ No State Registered
Mailing Address
City State Zip
	Phone Email Address Have you changed firm affiliation (since last purchase)?		RIA IARD
	☐ Yes ☐ No		Name of Clearing Firm
Name of Affiliate Broker Dealer

G REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

1.		2.
	Name of Registered Representative		Name of Broker-Dealer
	Rep ID #		Rep CRD # Have you changed firm affiliation (since last purchase)?
	Mailing Address		☐ Yes ☐ No
City State Zip
Phone Email Address

H REPRESENTATIVE SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Holdings Corporation and Cole Income NAV that I have reasonable grounds for believing that the purchase of the shares by the investor in Cole Income NAV is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative	Signature of Broker/Dealer or Clearing Firm/Platform

☐  I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

ONCE COMPLETE, PLEASE DELIVER THIS FORM TO: Via Fax (toll free): 1-855-394-8956	Via Regular Mail: COLE INCOME NAV DST Systems, Inc. P.O. Box 219312 Kansas City, MO 64121-9312	Via Overnight/Express Mail: COLE INCOME NAV DST Systems, Inc. 430 West 7th Street Kansas City, MO 64105

© 2011 Cole Capital Advisors, Inc. All rights reserved	CINAV_AGMT_01 (07-11)

APPENDIX C

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.	REAL ESTATE INVESTMENTS®
ADDITIONAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653

This form may be used by any current investor in Cole Real Estate Income Strategy (Daily NAV), Inc. (Cole Income NAV), who desires to purchase additional shares of Cole Income NAV and who purchased their shares directly from Cole Income NAV. Investors who acquired shares other than through use of an Initial Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the Cole Income NAV Initial Subscription Agreement.

A  INVESTMENT (a completed Initial Subscription Agreement is required for each initial investment)

1.  This subscription is in the amount of $                     and is an ☐ Additional Subscription

☐ Check if amount is estimated
2. Payment will be made with:	☐ Enclosed check	☐ Funds wired	☐ Funds to follow
☐ ACH

☐ Checking ☐ Savings
Financial Institution
Routing/Transit No.	Account No.

B  REGISTRATION INFORMATION

Existing Cole Account Registration (name of Account)	SSN or Tax ID
Existing Cole Account Number

C  INVESTOR(S) SIGNATURES (Investor(s) must initial each of sections 1-6 and those sections of 7-14 as appropriate)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

INVESTOR  |  CO-INVESTOR

|	1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of Cole Income NAV at least five business days before signing this Subscription Agreement.
|	2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.
|	3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).
|	4. I (we) acknowledge that this investment is not guaranteed, and may lose value.
|	5. I (we) acknowledge that distributions are not guaranteed.
|	6. I (we) acknowledge that the shares are not liquid.

|	7. For Alabama residents: My (our) liquid net worth is at least 10 times my (our) investment in Cole Income NAV and similar programs.
|	8. For Arkansas residents: By signing below, you are not representing that you have read or understand this agreement.
|	9. For California residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment in Cole Income NAV does not exceed ten percent (10%) of my (our) net worth.
|	10. For Iowa residents: My (our) investment in Cole Income NAV and its affiliates does not exceed 10% of my (our) liquid net worth.
|	11. For Kansas and Massachusetts residents: I (we) acknowledge that it is recommended that I (we) should invest no more than 10% of my (our) “liquid net worth” (as defined in the Prospectus for Kansas and Massachusetts investors) in Cole Income NAV and the securities of similar direct participation programs.
|	12. For Kentucky, Michigan, Oregon and Pennsylvania residents: My (our) liquid net worth is at least 10 times my (our) maximum investment in the Cole Income NAV.

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|	13. For Maine residents: I (we) either: (i) have a net worth of at least $250,000, or (ii) have an annual gross income of at least $70,000 and a minimum net worth of $70,000. In addition, my (our) investment in Cole Income NAV and its affiliates does not exceed ten percent (10%) of my (our) liquid net worth.
|	14. For Nebraska residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in Cole Income NAV does not exceed 10% of my (our) liquid net worth.
|	15. For New Mexico residents: My (our) aggregate investment in shares of the Cole Income NAV and its affiliates does not exceed ten percent (10%) of my (our) liquid net worth.
|	16. For North Dakota residents: My (our) liquid net worth is at least ten times my (our) investment in Cole Income NAV and its affiliates.
|	17. For Ohio residents: My (our) investment in Cole Income NAV, its affiliates and other non-traded real estate investment programs does not in the aggregate exceed 10% of my (our) liquid net worth. “Liquid net worth” means that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.
|	18. For Tennessee residents: I (we) have (excluding the value of my (our) home, home furnishings and automobiles) either (i) a minimum net worth of at least $500,000, or (ii) an annual gross income of at least $100,000 and a minimum net worth of at least $100,000.
|	19. For Texas residents: I (we) have had (excluding the value of the my (our) home, home furnishings and automobiles), during the last tax year, or I (we) estimate that I (we) will have during the current tax year, (a) a minimum net worth of $100,000 and a minimum annual gross income of $100,000, or (b) a minimum net worth of $500,000.

☐ By checking here I confirm I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. If I decide later that I want to receive documents in paper, I can contact Cole Investor Services at 1-800-907-2653.

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

You should not invest in Cole Income NAV unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in Cole Income NAV. In deciding to invest in Cole Income NAV, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. Cole Income NAV and each person selling shares of Cole Income NAV common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives. In no event may we accept a subscription of shares until at least five business days after the date on which the subscriber receives the final prospectus. You will receive a confirmation of your purchase.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature	Date	Custodial Signature Date
Co-Investor’s Signature	Date

D  REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by selling RIA Representative)

Name of RIA Representative	RIA IARD

E  REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

Name of Registered Representative	Rep and Branch ID #

F REPRESENTATIVE SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Holdings Corporation and Cole Income NAV that I have reasonable grounds for believing that the purchase of the shares by the investor in Cole Income NAV is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative	Signature of Broker/Dealer or Clearing Firm/Platform

☐ I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

ONCE COMPLETE, PLEASE DELIVER THIS FORM TO: Via Fax (toll free): 1-855-394-8956	Via Regular Mail: Cole Income NAV DST Systems, Inc. P.O. Box 219312 Kansas City, MO 64121-9312	Via Overnight/Express Mail: Cole Income NAV DST Systems, Inc. 430 West 7th Street Kansas City, MO 64105

© 2011 Cole Capital Advisors, Inc. All rights reserved	CINAV_AI_AGMT_01 (08-11)

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Appendix D

SYSTEMATIC INVESTMENT PROGRAM

Complete this form if you wish to purchase shares of Cole Real Estate Income Strategy (Daily NAV), Inc. (“Cole REIT”) at regular intervals through a transfer of funds from your bank account directly to your Cole REIT investment account. If you did not acquire your shares from Cole REIT (e.g., you acquired your shares through a transfer of ownership or a transfer on death) and you wish to purchase shares through the Systematic Investment Program, you must complete the Cole REIT subscription agreement.

PLEASE NOTE:

•

Cole REIT will pay distributions per your existing instructions and if you participate in the Distribution Reinvestment Plan, distributions earned from shares purchased pursuant to the Systematic Investment Program will be reinvested pursuant to the Distribution Reinvestment Plan. To change distribution instructions, please complete the [Account Update Form].

•	The Systematic Investment Program will terminate upon the closing of the Cole Real Estate Income Strategy (Daily NAV), Inc. offering.

•	The Systematic Investment Program is not available to Alabama, Maine or Nebraska investors.

Please Send To: Cole Real Estate Income Strategy (Daily NAV), Inc., c/o DST Systems, Inc.	or Fax to: [Fax number]

 If you have any questions, please call [phone number].

1. INVESTOR INFORMATION (MUST MIRROR THE ORIGINAL SUBSCRIPTION AGREEMENT — SSN & DOB REQUIRED)

Investor 1 Name	SSN/Tax ID		DOB

Investor 2 Name	SSN/Tax ID		DOB

Street Address	City	State		Zip Code

Optional Mailing Address	City	State		Zip Code

Phone (day)	Phone (evening)

Email	Account Number

2. INVESTMENT INFORMATION

Monthly Investment Amount ($100/monthly minimum):	$

Timing of Withdrawal: (Check One)

☐   2nd Day of Each Month –OR–

☐   16th Day of Each Month

Start Date (month/day/year):

Financial Institution Name

Mailing Address

City	State	Zip Code

ABA/Routing Number

Account Number	☐	Checking	☐	Savings

D-1

For electronic fund transfers, signatures of bank account owners are required exactly as they appear on bank records. If account registration at the bank differs from account registration at Cole REIT, all bank account owners must sign below.

Signature of Account Owner	Date	Signature of joint account owner (if applicable	Date

*PLEASE ATTACH A PRE-PRINTED VOIDED CHECK HERE*

*The services cannot be established without a pre-printed voided check*

3. SUBSCRIPTION AGREEMENT ACKNOWLEDGMENT

By signing Section 4 below, you represent to Cole REIT that (i) the agreements, representations and warranties made in the subscription agreement for your initial investment in shares of Cole REIT, which agreements, representations and warranties are incorporated herein, apply to all purchases made hereby; (ii) you have received a copy of the prospectus of Cole REIT, as amended and supplemented through the date hereof (the “Prospectus”); and (iii) you have (a) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (b) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, you meet the higher net worth and gross income requirements imposed by your state of primary residence as set forth in the Prospectus under “Suitability Standards.”

4. INVESTOR SIGNATURES

MUST BE SIGNED BY ALL TITLEHOLDERS

Signature of Investor	Date	Signature of Joint Owner, or for Qualified Plans, of Trustee/Custodian	Date

You may not purchase additional shares unless you meet the applicable suitability requirements set forth in the Prospectus at the time of purchase. Please consult your Financial Representative if you have had any material changes which might affect your ability to meet the applicable suitability requirements.

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